PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
EXCHANGE ACT OF 1934
(AMENDMENT NO.     )


Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement
[_] Definitive Proxy Statement
[X] Definitive Additional Materials
[_] Soliciting Material Pursuant to (S)240.14a-11(c) or
    (S)240.14a-12

                 The Stride Rite Corporation
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        (Name of Registrant as Specified In its Charter)


                 The Stride Rite Corporation
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          (Name of Person(s) Filing Proxy Statement)


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Notes:

March 11, 1996

Large Individual Shareholders

Dear ________:

As a holder of record of the Common Stock of The Stride Rite
Corporation, you recently received our 1995 Annual Report to Shareholders and the proxy statement prepared in connection with our Annual Meeting of Stockholders on April 23, 1996.

The 1996 proxy statement includes a shareholder proposal (item number 3) which recommends a change in the structure of our Board of Directors. The details of the shareholder proposal and our Board's recommendation with respect to the proposal begin on page 20 of the proxy statement. As encouraged by Massachusetts Corporate Law and public policy, our Board of Directors has a "classified" structure, consisting of three classes. We feel the present structure provides several advantages to the Company and our shareholders:

A classified Board of Directors promotes continuity of experience and stability in the conduct of Board business as well as the Company's policies and management.
A classified Board contributes to more effective long-term strategic planning.
A classified Board of Directors provides for orderly succession of directors.
A classified Board of Directors encourages an unsolicited bidder for control of the Company to negotiate directly with the Board, which is in the best position to fairly and equitably represent the interests of all the shareholders.

I URGE YOU TO VOTE AGAINST THIS SHAREHOLDER PROPOSAL. Whether or not you plan to attend the Annual Meeting, the prompt execution and return of the proxy card, which was mailed to you earlier this month, will assure that your shares are represented at the meeting.

Any comments or questions you may have concerning the proposal described in the proxy statement are welcome and I would very much appreciate the opportunity to discuss them with you personally. Please feel free to call me at (617) 824-6016.

On behalf of our Board of Directors and management of The Stride
Rite Corporation, thank you for your continued interest and support.

Very truly yours,

/s/ Robert C. Siegel
Robert C. Siegel
Chairman of the Board, President
and Chief Executive Officer

March 11, 1996

Large Institutional Shareholders:

Dear _______:

Since your organization is a substantial investor in the Common Stock of The Stride Rite Corporation, I am enclosing with this letter a copy of the proxy statement for the upcoming Annual Meeting of Stockholders, to be held on April 23, 1996. Knowing that your shares are held through a custodian bank and that the normal path of distribution of these items could result in some delay, I thought you would appreciate receiving your personal copy of the materials at an earlier date.

The enclosed proxy statement includes a shareholder proposal (item number 3) which recommends a change in the structure of our Board of Directors. The details of the shareholder proposal and our Board's recommendation with respect to the proposal begin on page 20 of the proxy statement. As encouraged by Massachusetts Corporate Law and public policy, our Board of Directors has a "classified" structure, consisting of three classes. We feel the present structure provides several advantages to the Company and our shareholders:

A classified Board of Directors promotes continuity of experience and stability in the conduct of Board business as well as the Company's policies and management.
A classified Board contributes to more effective long-term strategic planning.
A classified Board of Directors provides for orderly succession of directors.
A classified Board of Directors encourages an unsolicited bidder for control of the Company to negotiate directly with the Board, which is in the best position to fairly and equitably represent the interests of all the shareholders.

I URGE YOU TO VOTE AGAINST THIS SHAREHOLDER PROPOSAL.

Any comments or questions you may have concerning the proposal described in the proxy statement are welcome and I would very much appreciate the opportunity to discuss them with you personally. Please feel free to call me at (617) 824-6016.

On behalf of our Board of Directors and management of The Stride
Rite Corporation, thank you for your continued interest and support.

Very truly yours,

/s/ Robert C. Siegel
Robert C. Siegel
Chairman of the Board, President and Chief Executive Officer
Enclosures